UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

STERIS plc

(Exact Name of Registrant as Specified in Charter)

Ireland	001-38848	98-1455064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Sir John Rogerson’s Quay

Dublin 2, Ireland, D02 R296

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +353 1232 2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value	STE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Walter M Rosebrough

On January 29, 2021, Walter M Rosebrough advised the Board of Directors (the “Board”) of STERIS plc (the “Company”) of his intention to retire as President and CEO of the Company at the Company’s 2021 Annual General Meeting of Shareholders, to be held on July 29, 2021. Consequently, the Board and Mr. Rosebrough have determined that his status as President and CEO of the Company and STERIS Corporation (the “Employer”, and collectively with the Company, “STERIS”) and all his officerships and directorships of STERIS subsidiaries will terminate as of the same date. Mr. Rosebrough has served as President and CEO and a Director of STERIS since 2007.

Mr. Rosebrough and STERIS have executed a Transition Agreement, effective July 31, 2021 (the “Agreement”). The Agreement provides for a continuation of Mr. Rosebrough’s employment for the two-year period ending July 31, 2023, subject to termination by the Company for “Cause” (as defined in the Agreement) or by Mr. Rosebrough at any time and for any reason. Under the Agreement, Mr. Rosebrough will remain in the employment of STERIS as CEO Emeritus and Senior Advisor on a part-time basis, anticipated to be approximately five days per month on average, and will perform such duties as may be assigned by the Board, the new President and CEO, and/or their delegates, at a reduced salary at a rate of $250,000 per year with a bonus target of 120% of salary received under the Company’s Management and Incentive Compensation Plan (“MICP”). The bonus will be at the sole discretion of the Company’s Compensation and Organization Development Committee. Mr. Rosebrough also will be reimbursed for any COBRA expenses for his medical and dental coverages through the end of calendar year 2021. No severance plan benefits will be payable to Mr. Rosebrough. However, should Mr. Rosebrough’s employment be terminated by STERIS without Cause he would be entitled to receive the remainder of his salary (subject to the execution of a mutually satisfactory release agreement) but no bonus or benefits.

Board of Directors

On January 29, 2021, the Board increased its size from nine members to ten. In conjunction with the increase, the Board elected Mr. Daniel A. Carestio to serve as a Director, effective immediately. Mr. Carestio’s years of experience with STERIS, including his contributions to the success of STERIS and his operational and management experience, which are briefly described below, make him a valuable member of the Board.

Daniel A. Carestio

Mr. Carestio, age 48, currently serves as the Senior Vice President and Chief Operating Officer of the Company, a position he has held since August 1, 2018. On January 29, 2021, the Board determined, consistent with its succession planning process, that Mr. Carestio will succeed Mr. Rosebrough and elected Mr. Carestio as President and CEO of the Company, effective immediately following the Company’s 2021 Annual General Meeting of Shareholders. Upon the effectiveness of such election, his base salary will be increased to an annual rate of $875,000 and his target bonus opportunity under the MICP will be increased to 110% of base salary. He also will receive an equity award consisting of restricted stock and stock options with a value of approximately $3.3 million at the time of the Company’s annual equity awards in June of 2021.

Mr. Carestio has been employed by STERIS since 1997. He served as Senior Vice President, Sterilization and Disinfection from February 2018 to July 31, 2018 when he became Senior Vice President and Chief Operating Officer. From August 2015 to February 2018 he served as Senior Vice President, STERIS Applied Sterilization Technologies and Life Sciences.

Item 7.01	Regulation FD Disclosure

On February 3, 2021, the Company issued a press release announcing recent management and Board changes. The press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release issued by STERIS plc on February 3, 2021 announcing certain management and board changes

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS plc

By	/s/ J. Adam Zangerle
Name:	J. Adam Zangerle
Title:	Senior Vice President, General Counsel & Company Secretary

Dated: February 3, 2021